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RUBICON TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC.
GAD PARTNERS FUND LP
GAD CAPITAL MANAGEMENT LLC
HESHAM M. GAD
JACK H. JACOBS
DEBORAH R. MERTZ
SAMUEL S. WEISER
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Paragon Technologies Responds To Rubicon’s Weak Turnaround Plan

May 31, 2016 –

To The Shareholders of Rubicon Technology:

If you are a current shareholder of Rubicon Technology (NASDAQ: RBCN), it is almost a certainty that you are sitting on a losing investment, and in most cases a very substantial loss. That is because over the past six months, Rubicon shares have lost over 25% of their value; over the past year Rubicon shares have lost over 75% of their value; and over the past three years Rubicon shares have lost over 90% of their value. We hold Rubicon’s Board and management wholly responsible for this staggering destruction of your capital.

Over the four-year period of 2012 to 2015, Rubicon has recorded a cumulative loss of over $150 million. During this time, Rubicon’s Board and management continued to tout their focus on improving sales and turning around the company. As we now know, sales did not improve but in fact declined further and further. As a result, the value of your investment declined drastically. Yet behind closed doors, the Board justified continuing to enrich themselves with lavish compensation packages.

With this record, we are not surprised that the Rubicon Board wishes to mislead shareholders with sloppy and deceptive “facts.” The Rubicon Board touts that their nominees Aquilano and Caldwell “together own 10% of Rubicon’s stock” and that “without a doubt, their interests are strongly aligned with all Rubicon shareholders.” When considering the honesty and integrity of these statements, consider the following:

•	Aquilano owns about 1.3% of Rubicon’s stock (including restricted stock and options) and substantially all of this stock was awarded to him as director compensation. In his nearly 10 years as a Rubicon director, Aquilano has received millions of dollars in self-awarded director compensation but has spent virtually none of those proceeds buying Rubicon stock. He has chosen to take Rubicon cash and “align” himself elsewhere.

•	Caldwell’s 9% “ownership” stake in Rubicon is 95% “owned” by Caldwell through Cross Atlantic Capital venture capital funds, which Caldwell manages with other individuals. Caldwell appears to be largely “aligned” with Rubicon shareholders through his investment of “other people’s money.”

•	Caldwell’s current “ownership” of Rubicon stock is meaningless when you consider that, while serving as a director, Caldwell enjoyed the benefit of a special private placement sale of “his” Rubicon shares to public investors, in which he apparently sold over 2.5 million shares of Rubicon for approximately $13 per share, netting over $30 million. This offering was orchestrated by the Rubicon Board especially for Caldwell—no shareholders were “aligned” with Caldwell in this special offering.

•	Even worse, Caldwell’s special private placement of Rubicon stock was subject to a federal securities lawsuit alleging that Rubicon withheld facts about the company’s poor performance to facilitate Caldwell’s stock sale. The Rubicon Board settled the case very quickly, spending over $1 million of shareholders’ money to protect Caldwell’s significant gain. One news outlet cast the lawsuit as follows: “Did Rubicon intentionally keep bad news from investors so a large shareholder (controlled by a director) could sell over $30 million in common stock at a secondary offering in March 2014 at an inflated value?”

We are not surprised that the incumbent Rubicon Board has not said much about their performance record, but we are very surprised about their continued reliance on what we believe are very sloppy and disingenuous “facts,” which appear intended to distract and mislead shareholders.

After years of what we believe has been disastrous management and failure to act as stewards of shareholder capital, the Rubicon Board deems it morally appropriate to ask you – the shareholders – for continued support.

We believe if this current Board remains unchanged, without the placement of our two candidates on the Board, the future of Rubicon is going to look a lot like the past.

Consider the “plan” that Rubicon has presented to you: improving sales, reducing costs, and continued investment.

This is no turnaround plan. This is a wish. No competent management team after four years of growing losses and declining sales would tell shareholders that the way to fix a company is to improve sales. A 20% increase in sales would do nothing to fix Rubicon and grow shareholder value. As for cost reductions, over the past four years while the company’s losses swelled from ($5.5) million to ($77.8) million, the company’s SG&A and marketing expense increased.

So now the Board wants to reduce costs? Now that the company is a penny stock on the verge of being delisted? We believe the current Board has NO plan. Rubicon’s problems go far beyond a sales increase and cost reductions. What we believe the incumbent Board wants is simply to remain in their entrenched positions. By voting for Messrs. Aquilano and Caldwell, they become directors for THREE more years. We believe Rubicon cannot survive for this long with the status quo.

The Rubicon Board claims that it is focused on doing what is best for shareholders and has your best interests at heart. Consider the following:

●	Rubicon intends to run this proxy contest and incur significant out-of-pocket expenses “that need not be approved by a vote of stockholders,” and “the question of reimbursement will not be submitted to a vote by stockholders.”

●	So far Rubicon’s directors have spent $350,000 of shareholder money to continue their entrenchment of your company. Worse still, the Board expects to spend $1 million in total in their attempt to convince you to support them given their past failures, as disclosed in its proxy statement filed with the SEC. For a company of Rubicon’s size, we believe this is a most egregious disregard of shareholder assets, and as shareholders we intend to exercise every possible remedy to protect shareholder capital.

The incumbent Board claims that Paragon has refused to compromise, a completely inaccurate and misleading statement. Our request for board seats allows all current Rubicon directors to remain as directors and would represent 2 of 7 board seats. Mr. Gad, the Chairman and CEO of Paragon, has been the architect of a proposed turnaround plan at Rubicon, and we believe his presence on the Board is essential. Additionally, Messrs. Gad and Jacobs have worked together for years as directors at Paragon and believe their collective experience and input would bring an invaluable new perspective to the Company.

Paragon has been very forthright and sincere in its objectives from day one. In our first letter to the Company, dated November 23, 2015, we noted, “While the Board’s actions may be sincere in doing what is best for shareholders, we don’t believe that the contemplated action plan of the Board and management is indeed in the best interest of shareholders.”

We also expressed that “our desired approach is a collaborative, cooperative approach with the current directors to do what is in the best interest of all shareholders.”

It is Paragon that wanted to avoid a distractive expensive contest, NOT the Rubicon Board. They are gladly willing to spend $1.0 million of shareholders’ money (as they disclosed in their proxy statement) to entrench two self-serving directors for another three years.

Unfortunately, this Board appears not to want to include any directors on their board that will actually come in and take the necessary actions to move Rubicon forward and towards a path of increasing shareholder value.

We have a comprehensive business plan that is clear, actionable, and takes direct steps to preserve the company’s capital in order to enable us to grow the company’s value over time:

Eliminate Cash Burn – Rubicon will not stop burning cash if business is conducted as it is today. The current sapphire business needs to be realigned to focus on the most advantageous part of the supply chain. R&D investments must also be evaluated to reflect the current realities of the sapphire market.

Monetize Real Estate Assets – Paragon has engaged with a leading global commercial real estate firm to explore options for Rubicon’s owned real estate. We believe that a sale/leaseback transaction of Rubicon’s Batavia, Illinois Class A warehouse can unlock as much as $10 million in potential liquidity for the company. Our real estate partner also has a strong presence in Malaysia where Rubicon’s other owned real estate resides.

Explore the Sale of the Sapphire Business – Despite the current market environment for sapphire, Rubicon’s vertically integrated production could be attractive to a competitor. With over $150 million in federal tax carryforwards, a stronger and better capitalized competitor may be able to find value in the company’s sapphire assets.

Make Any and All Needed Management Changes – As needed, replace existing management focused on transforming Rubicon rather than continuing down the current destructive path. In Mr. Gad’s first and only meeting with Rubicon CEO William Weissman, Mr.Weissmann very quickly pointed out that he “doesn’t need this job” and “doesn’t need to be at [Rubicon].” Shareholders deserve much more than a CEO who could care less about whether or not he leads the company.

Restructure and Rebuild the Sapphire Business – This process begins by eliminating all unnecessary costs that continue to deplete Rubicon’s cash. Rubicon’s business has declined significantly but the company’s overhead expenses continue to support the Rubicon of the past. The company’s overhead needs to match the reality of Rubicon’s business today and what may be the new normal in the sapphire market.

Significantly Improve Rubicon’s Corporate Governance – We would take immediate steps to change the Company’s governing documents to require all directors to stand for reelection each year. We will advocate to reduce director compensation to an appropriate level in light of Rubicon’s deteriorating operating performance.

We believe our plan will immediately stabilize the company, regain the market’s confidence in the future of Rubicon, and attract new investors. In the medium term, as we work intelligently to restructure and rebuild the sapphire business, allocate the company’s capital and instill a shareholder focused culture, we believe the potential for significant share price appreciation to be extremely favorable.

If our two directors are elected, our commitment to the Company and its shareholders will be to:

▪	Improve corporate governance
▪	Eliminate every aspect of corporate waste
▪	Make the necessary but tough decisions to preserve shareholder value
▪	Serve as directors for minimal compensation
▪	Significantly invest alongside shareholders – “eat our own cooking”
▪	Terminate the director classes and require each director to stand for reelection every year

We believe that our director candidates possess the necessary skills and experiences to achieve this positive change that we believe is desperately needed at Rubicon. Our director candidates will be committed to maximizing value for all shareholders, and we expect to be held accountable to all of the shareholders, to whom we will ultimately report.

If you own shares of Rubicon, we would like to hear from you. We urge you to call us so that we can provide you with additional information. Please contact Alliance Advisors, our proxy advisor, toll-free at 855-737-3183.

If you would like to speak with Sham Gad, the Chairman and CEO of Paragon and one of our director nominees, you may reach him at 706-340-4817.  If you would like to speak with Sham or have any questions, please do not hesitate to call Sham.

* * *

Paragon Technologies, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and a blue proxy card in connection with its solicitation of votes for the election of director nominees at the 2016 annual meeting of shareholders of Rubicon Technology, Inc., a Delaware corporation (the “Company”).

Paragon Technologies, Inc. is the beneficial owner of 80,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), Gad Partners Fund LP is the direct beneficial owner of 1,023 shares of Common Stock, and Hesham M. Gad is the direct beneficial owner of an additional 1,000 shares of Common Stock. Mr. Gad serves as the Chairman of the Board and Chief Executive Officer of Paragon Technologies, Inc. and is the managing member of Gad Partners Fund LP.

Paragon Technologies, Inc., its executive officers and directors, Gad Partners Fund LP and certain of its affiliates, and Paragon’s nominees to the board are the participants in the proxy solicitation. Information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, is included in Paragon’s definitive proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contacts:

Alliance Advisors, LLC

Toll-free number: 855-737-3183

Peter Casey, 973-873-7710